Exhibit 4.3

GENERAL MOTORS FINANCIAL COMPANY, INC.,

AS ISSUER

AMERICREDIT FINANCIAL SERVICES, INC.,

AS GUARANTOR

2.650% SENIOR NOTES DUE 2020

SEVENTEENTH SUPPLEMENTAL INDENTURE

Dated as of April 13, 2017

To

INDENTURE

Dated as of October 13, 2015

WELLS FARGO BANK, NATIONAL ASSOCIATION,

AS TRUSTEE

i

This SEVENTEENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 13, 2017, by and among General Motors Financial Company, Inc., a Texas corporation (the “Company”), AmeriCredit Financial Services, Inc., a Delaware corporation (the “Guarantor”), and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of October 13, 2015 (the “Base Indenture” and, as supplemented by the first supplemental indenture thereto and the second supplemental indenture thereto, each dated as of October 13, 2015, among the Company, the Trustee and the Guarantor, as further supplemented by the third supplemental indenture thereto, dated as of November 24, 2015, among the Company, the Trustee and the Guarantor, as further supplemented by the fourth supplemental indenture thereto and the fifth supplemental indenture thereto, each dated as of March 1, 2016, among the Company, the Trustee and the Guarantor, as further supplemented by the sixth supplemental indenture thereto, the seventh supplemental indenture thereto and the eighth supplemental indenture thereto, each dated as of May 9, 2016, among the Company, the Trustee and the Guarantor, as further supplemented by the ninth supplemental indenture thereto, dated as of July 5, 2016, among the Company, the Trustee and the Guarantor, as further supplemented by the tenth supplemental indenture thereto, the eleventh supplemental indenture thereto and the twelfth supplemental indenture thereto, each dated as of October 6, 2016, among the Company, the Trustee and the Guarantor, as further supplemented by the thirteenth supplemental indenture thereto, the fourteenth supplemental indenture thereto and the fifteenth supplemental indenture thereto, each dated as of January 17, 2017, among the Company, the Trustee and the Guarantor, as further supplemented by the sixteenth supplemental indenture thereto, dated as of April 13, 2017, among the Company, the Trustee and the Guarantor, and as further supplemented by this Supplemental Indenture, the “Indenture”), between the Company and the Trustee, providing for the issuance by the Company from time to time of one or more series of Securities;

WHEREAS, the Company has duly authorized the execution and delivery of this Supplemental Indenture to provide for the issuance of its 2.650% Senior Notes due 2020 (the “Notes”), and the Company and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes;

WHEREAS, the Guarantor has duly authorized the execution and delivery of this Supplemental Indenture in order to provide for a Guarantee by the Guarantor of the Notes as to which Guarantee has been made applicable in accordance with the terms of this Supplemental Indenture as contemplated by Article 10 of the Base Indenture;

WHEREAS, the Company and the Guarantor desire and have requested the Trustee to join with them in the execution and delivery of this Supplemental Indenture in order to supplement the Base Indenture and to add covenants to and remove covenants from the Base Indenture with respect to the Notes as and to the extent set forth herein to provide for the issuance and the terms of the Notes; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid indenture and agreement of the Company and the Guarantor according to its terms have been done.

NOW, THEREFORE:

In consideration of the premises and the purchase of the Notes by the Holders thereof, the Company, the Guarantor and the Trustee mutually covenant and agree for the equal and proportionate benefit of all Holders from time to time of the Notes as follows.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

Certain terms used principally in certain Articles hereof are defined in those Articles. Capitalized terms used but not defined in this Supplemental Indenture shall have the meaning ascribed to them in the Base Indenture or in this Article. In the event of any conflict between any term defined in the Base Indenture and this Supplemental Indenture, the defined terms in this Supplemental Indenture shall govern and control.

“Acquired Indebtedness” means, with respect to any specified Person, Indebtedness of any other Person existing at the time such other Person merges with or into or becomes a Subsidiary of such specified Person, or Indebtedness incurred by such Person in connection with the acquisition of assets, in each case so long as such Indebtedness was not incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person or the acquisition of such assets, as the case may be.

“Additional Notes” means any additional Notes issued under the Indenture as part of the same series as the Notes.

“Bank Lines” means, with respect to the Company or any of its Restricted Subsidiaries, one or more debt facilities with banks or other lenders providing for revolving credit loans and/or letters of credit.

“Base Indenture” has the meaning assigned to it in the recitals hereto.

“Comparable Treasury Issue” means that United States Treasury security or securities selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes of the applicable series to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes of the applicable series.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all current liabilities and all goodwill, trade names, trademarks, unamortized debt discounts and expense and other like intangibles of the Company and its consolidated subsidiaries, all as set forth in the most recent balance sheet of the Company and its consolidated subsidiaries prepared in accordance with GAAP.

“Credit Enhancement Agreements” means, collectively, any documents, instruments, guarantees or agreements entered into by the Company, any of its Restricted Subsidiaries, or any Receivables Entity for the purpose of providing credit support for one or more Receivables Entities or any of their respective securities, debt instruments, obligations or other Indebtedness.

“Existing 2017 Notes” means the Company’s 4.75% Senior Notes due 2017, issued on August 16, 2012, pursuant to that certain indenture, dated as of August 16, 2012, among the Company, the Guarantor and Wells Fargo Bank, N.A., as trustee.

“Existing 2018 Notes” means the Company’s 6.75% Senior Notes due 2018, issued on June 1, 2011, pursuant to that certain indenture, dated as of June 1, 2011, among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as trustee.

“Global Note” means a certificated Note deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto. As of the date of this Supplemental Indenture all of the Notes are represented by Global Notes.

“Guarantee” means any guarantee of any of the Notes by a Guarantor as contemplated by Article 10 of the Base Indenture; provided that the term “Guarantee,” when used with respect to the Notes of any Series means a guarantee of such Notes of such Series by a Guarantor of such Notes of such Series as contemplated by Article 10 of the Base Indenture.

“Guarantee Termination Event” means the first date following the date of this Indenture when (i) no Guarantor guarantees the Existing 2017 Notes and the Existing 2018 Notes and (ii) no Guarantor is an issuer or guarantor of any Triggering Indebtedness (other than any guarantee of Triggering Indebtedness that is being concurrently released). For purposes of clause (ii) of this definition, a Guarantor’s guarantee of any Triggering Indebtedness shall be deemed to be concurrently released when all of the conditions for the release of such guarantee are satisfied, other than for any condition related to the concurrent release of the Guarantor’s guarantee of any other Triggering Indebtedness. Upon the satisfaction of all of such conditions not related to the concurrent release of any guarantees of any other Triggering Indebtedness, a Guarantor’s guarantee of any Triggering Indebtedness and the Guarantee hereunder shall be deemed to be concurrently released and the conditions of clause (ii) shall be deemed to be satisfied.

“Guarantor” means AmeriCredit Financial Services, Inc., a Delaware corporation, and each other Restricted Subsidiary that becomes a Guarantor in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest or currency exchange rates.

“Indenture” means the Base Indenture, as supplemented by this Supplemental Indenture, and as may be amended or further supplemented from time to time, pursuant to the applicable provisions of the Base Indenture and this Supplemental Indenture.

“Initial Notes” means the first $1,000,000,000 aggregate principal amount of the Notes issued under the Indenture on the date hereof.

“Non-Domestic Entity” means a Person not organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“Notes” has the meaning assigned to it in the recitals hereto. For purposes of the Indenture, all references to the notes to be issued or authenticated upon transfer or replacement of or in exchange for Notes shall be deemed to refer to Notes. In addition, unless the context otherwise requires, all references to the “Notes” shall include the Initial Notes and any Additional Notes.

“Permitted Liens” means: (i) Liens existing on the date of the Base Indenture; (ii) Liens to secure securities, debt instruments or other Indebtedness of one or more Receivables Entities or guarantees thereof; (iii) Liens to secure Indebtedness under a Residual Funding Facility or guarantees thereof; (iv) Liens to secure Indebtedness and other obligations (including letter of credit indemnity obligations and obligations relating to expenses with respect to debt facilities), under one or more debt facilities with banks or other lenders providing for revolving credit loans and/or letters of credit or guarantees thereof; (v) Liens on spread accounts, reserve accounts and other credit enhancement assets, Liens on the Capital Stock of Subsidiaries of the Company substantially all of the assets of which are spread accounts, reserve accounts and/or other credit enhancement assets, and Liens on interests in one or more Receivables Entities, in each case incurred in connection with Credit Enhancement Agreements, Residual Funding Facilities or issuances of securities, debt instruments or other Indebtedness by a Receivables Entity; (vi) Liens on property existing at the time of acquisition of such property (including properties acquired through merger or consolidation); (vii) Liens securing Indebtedness incurred to finance the construction or purchase of property of the Company or any of its Subsidiaries (but excluding Capital Stock of another Person); provided that any such Lien may not extend to any other property owned by the Company or any of its Subsidiaries at the time the Lien is incurred, and the Indebtedness secured by the Lien may not be incurred more than 180 days after the later of the acquisition or completion of construction of the property subject to the Lien; (viii) Liens securing Hedging Obligations; (ix) Liens to secure any Refinancing Indebtedness incurred to refinance any Indebtedness and all other obligations secured by any Lien referred to in the foregoing clause (i); provided that such new Lien shall be limited to all or part of the same property or type of property that secured the original Lien and the Indebtedness secured by such Lien at such time is not increased to any amount greater than the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (i) of this definition at the time the original Lien became a Permitted Lien; (x) Liens in favor of the Company or any of its Restricted Subsidiaries; (xi) Liens of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed five percent of Consolidated Net

Tangible Assets; (xii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties); (xiii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (xiv) Liens imposed by law or regulation, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ and similar Liens, in each case for sums not yet overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (xv) Liens related to minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (xvi) Liens on equipment of the Company or any of its Restricted Subsidiaries granted in the ordinary course of business; (xvii) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business; (xviii) purported Liens evidenced by filings of precautionary UCC financing statements relating solely to operating leases of personal property; (xix) Liens evidenced by UCC financing statement filings (or similar filings) regarding or otherwise arising under leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business; (xx) Liens on accounts, payment intangibles, chattel paper, instruments and/or other Receivables granted in connection with sales of any of such assets; (xxi) Liens on Receivables and related assets and proceeds thereof arising in connection with a Permitted Receivables Financing; and (xxii) Liens in favor of a Guarantor or any of its Subsidiaries.

“Permitted Receivables Financing” means any facility, arrangement, transaction or agreement (i) pursuant to which the Company or any Restricted Subsidiary finances the acquisition or origination of Receivables with, or sells Receivables that it has acquired or originated to, a third party on terms that the Board of Directors has concluded are customary and market-standard, and (ii) that grants Liens to, or permits filings of precautionary UCC financing statements by, the third party against the Company or its Restricted Subsidiaries, as applicable, under such facility, arrangement, transaction or agreement relating to the subject Receivables, related assets and/or proceeds.

“Quotation Agent” means a Reference Treasury Dealer appointed by the Company.

“Receivable” means each of the following: (i) any right to payment of a monetary obligation, including, without limitation, any promissory note, financing agreement, installment sale contract, lease contract, insurance and service contract, and any credit, debit or charge card receivable, and (ii) any assets related to such receivables, including, without limitation, any collateral securing, or property leased under, such receivables.

“Receivables Entity” means each of the following: (i) any Person (whether or not a Subsidiary of the Company) established for the purpose of transferring or holding Receivables or issuing securities, debt instruments or other Indebtedness backed by Receivables and/or Receivable-backed securities, regardless of whether such Person is an issuer of securities, debt instruments or other Indebtedness, and (ii) any Subsidiary of the Company formed exclusively for the purpose of satisfying the requirements of Credit Enhancement Agreements, regardless of whether such Person is an issuer of securities, debt instruments or other Indebtedness.

“Reference Treasury Dealer” means (i) any of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA LLC, Société Générale and TD Securities (USA) LLC and a Primary Treasury Dealer (as defined herein) selected by the Company or any of its affiliates that is a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), and their respective successors, provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries.

“Remaining Scheduled Payments” means the remaining scheduled payments of principal of and interest on the Notes of any series called for redemption that would be due after the related redemption date but for that redemption; provided that if that redemption date is not an interest payment date with respect to the Notes of any series called for redemption, the amount of the next succeeding scheduled interest payment on such Notes will be reduced by the amount of interest accrued to such redemption date.

“Residual Funding Facility” means any funding arrangement with a financial institution or institutions or other lenders or purchasers under which advances are made to the Company or any Subsidiary based upon residual, subordinated or retained interests in Receivables Entities or any of their respective securities, debt instruments or other Indebtedness.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not a Receivables Entity or Non-Domestic Entity.

“Supplemental Indenture” has the meaning assigned to it in the preamble hereto.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Triggering Indebtedness” means any Indebtedness incurred after the date of the Base Indenture to the extent that the principal amount of such Indebtedness exceeds $100 million; provided, however, that “Triggering Indebtedness” shall not include: (i) Indebtedness that is or would be permitted to be secured by a Permitted Lien (whether or not such Indebtedness is in fact so secured); (ii) Indebtedness owed to the Company or a Restricted Subsidiary; (iii) Acquired Indebtedness; and (iv) Indebtedness incurred for the purpose of extending, renewing or replacing in whole or in part Indebtedness permitted by any of clauses (i) through (iii) above.

“Trustee” means Wells Fargo Bank, National Association, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving thereunder.

Section 1.02 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(a)    a term has the meaning assigned to it;

(b)    “or” is not exclusive;

(c)    words in the singular include the plural, and in the plural include the singular;

(d)    provisions apply to successive events and transactions; and

(e)    references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

Section 1.04 Relationship With Base Indenture.

The terms and provisions contained in the Base Indenture shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company, the Guarantor and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.

ARTICLE 2

THE NOTES

Section 2.01 Establishment, Form and Dating.

There is hereby established a new series of Securities to be issued under the Base Indenture, to be designated as the Company’s 2.650% Senior Notes due 2020.

There are to be authenticated and delivered $1,000,000,000 principal amount of Notes, and such principal amount of Notes may be increased from time to time pursuant to Section 2.02 of the Base Indenture by the issuance of Additional Notes. Any such Additional Notes will have the same interest rate, maturity and other terms as the Initial Notes, except for their issue price and, if applicable, the initial interest accrual date and the initial interest payment date, and shall constitute a single series of Securities with the Initial Notes; provided that if the Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, they will have a separate CUSIP number. No Notes shall be authenticated and delivered in addition to Notes for the principal amount as so increased except as provided by Sections 2.09, 2.10, 2.13 or 3.08 of the Base Indenture. The Notes shall be senior debt securities and shall be issued in fully registered form.

The Notes and the Trustee’s certificate of authentication with respect thereto will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication, and except as provided in Section 2.09 of the Base Indenture, will be issued in the form of one or more Global Notes. The principal of, and any premium or interest on, the Notes shall be payable in United States dollars. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of the Indenture and the Company, the Guarantor and the Trustee, by their execution and delivery of the Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

Section 2.02 Registrar and Paying Agent.

The Company will maintain a Registrar and Paying Agent with respect to the Notes. The Registrar will keep a register with respect to the Notes and of their transfer and exchange.

The Company initially appoints The Depository Trust Company to act as Depositary with respect to the Global Notes.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent with respect to the Notes and to act as custodian for the Depositary with respect to the Global Notes.

ARTICLE 3

REDEMPTION OF NOTES

Section 3.01 Optional Redemption.

The Notes may be redeemed, in whole or in part, at the option of the Company pursuant to Section 3.02 hereof. Other than as specifically provided in this Article 3, any redemption pursuant to this Article 3 will be made pursuant to the provisions of Article 3 of the Base Indenture.

Section 3.02 Optional Redemption by Company.

(a)    The redemption price (the “Redemption Price”) of the Notes to be redeemed shall be calculated as follows: if the redemption date is prior to maturity, the Notes to be redeemed may be redeemed by the Company at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed and (2) as determined by the Quotation Agent, the sum of the present values of the Remaining Scheduled Payments of principal and interest in respect of the Notes to be redeemed (exclusive of interest accrued and unpaid as of the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the Treasury Rate plus 20 basis points, plus accrued and unpaid interest thereon to the date of redemption.

If the redemption date is after a record date and on or prior to a corresponding interest payment date, interest will be paid on the redemption date to the holder of record on the record date.

(b)    The Trustee shall not be responsible for the calculation of such Redemption Price. The Company shall calculate such Redemption Price and promptly notify the Trustee in writing thereof.

ARTICLE 4

COVENANTS

The Notes shall be subject to the following covenants in addition to the provisions of Article 4 of the Base Indenture (provided that Section 4.07 of the Base Indenture shall not be applicable to the Notes):

Section 4.01 Liens.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur or assume any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under this Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Section 4.02 Corporate Existence.

Subject to Article 5 of the Base Indenture, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence in accordance with the organizational documents (as the same may be amended from time to time) of the Company, and (ii) the rights (charter and statutory), licenses and franchises of the Company; provided that the company shall not be required to preserve any such right license or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Notes.

Section 4.03 Additional Subsidiary Guarantees.

If any Restricted Subsidiary issues or guarantees any Triggering Indebtedness, then such Restricted Subsidiary shall execute a Subsidiary Guarantee; provided, that the Subsidiary Guarantee of any Restricted Subsidiary that becomes a Guarantor under this Section shall be automatically discharged and released as provided under Section 10.05 of the Base Indenture or under Article 6 of this Supplemental Indenture. The foregoing covenant shall terminate upon the occurrence of a Guarantee Termination Event.

ARTICLE 5

DEFEASANCE

Legal defeasance of the Notes under Section 8.04 of the Base Indenture and covenant defeasance of the Notes under Section 8.05 of the Base Indenture shall be applicable to the Notes, and the Company may at its option by a resolution of the Board of Directors, at any time, with respect to the Notes, elect to have Section 8.04 or Section 8.05 of the Base Indenture be applied to the outstanding Notes upon compliance with the conditions set forth in Section 8.06 of the Base Indenture. In addition to Section 5.01 of the Base Indenture, Article 4 of this Supplemental Indenture shall be subject to covenant defeasance under Section 8.05 of the Base Indenture.

ARTICLE 6

GUARANTEES

The provisions of Article 10 of the Base Indenture shall be applicable to the Notes.

In addition to the provisions set forth in Section 10.05 of the Base Indenture, a Guarantor shall be automatically and unconditionally released and discharged from all obligations under the Indenture and its Guarantee upon the occurrence of either of the following events:

(a)     the sale or other disposition of all or substantially all of the assets of such Guarantor, by way of merger, consolidation or otherwise, or a sale, exchange or other disposition of all of the Capital Stock of such Guarantor, in each case following which such Guarantor is no longer a Restricted Subsidiary of the Company; or

(b)    the occurrence of a Guarantee Termination Event.

ARTICLE 7

MISCELLANEOUS

Section 7.01 Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, THE NOTES AND THE GUARANTEES, IF APPLICABLE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 7.02 Successors.

All agreements of the Company in this Supplemental Indenture and the Notes will bind its successors. All agreements of the Trustee in this Supplemental Indenture will bind its successors. All agreements of each Guarantor in this Supplemental Indenture will bind its successors, except as otherwise provided in Section 10.04 of the Base Indenture.

Section 7.03 Severability.

In case any provision in this Supplemental Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 7.04 Counterpart Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 7.05 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

General Motors Financial Company, Inc., as Issuer

By:	/s/ Susan B. Sheffield
Name:	Susan B. Sheffield
Title:	Executive Vice President and Treasurer

AmeriCredit Financial Services, Inc., as Guarantor

By:	/s/ Susan B. Sheffield
Name:	Susan B. Sheffield
Title:	Executive Vice President and Treasurer

Wells Fargo Bank, National Association, as Trustee

By:	/s/ Patrick T. Giordano
Name:	Patrick T. Giordano
Title:	Vice President

[Signature Page to Seventeenth Supplemental Indenture]

Exhibit A

THIS DEBT SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS DEBT SECURITY MAY NOT BE TRANSFERRED TO, OR REGISTERED OR EXCHANGED FOR SECURITIES REGISTERED IN THE NAME OF, ANY PERSON OTHER THAN THE DEPOSITARY OR A NOMINEE THEREOF AND NO SUCH TRANSFER MAY BE REGISTERED, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE. EVERY DEBT SECURITY AUTHENTICATED AND DELIVERED UPON REGISTRATION OF TRANSFER OF, OR IN EXCHANGE FOR OR IN LIEU OF, THIS DEBT SECURITY SHALL BE A GLOBAL SECURITY SUBJECT TO THE FOREGOING, EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

UNLESS THIS GLOBAL SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO GENERAL MOTORS FINANCIAL COMPANY, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNED HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.1

[1]	Insert in Global Notes only.

CUSIP No.:    37045X BV7

ISIN No.:        US37045XBV73

2.650% Senior Note due 2020

No. R-1	$

GENERAL MOTORS FINANCIAL COMPANY, INC.

promises to pay to [CEDE & CO.]2

or registered assigns,

the principal sum of $             [(subject to the decreases and increases in principal amount set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto)]3 on April 13, 2020.

Interest Payment Dates: April 13 and October 13, commencing October 13, 2017.

Record Dates: 15 calendar days prior to each Interest Payment Date.

[2]	Insert in Global Notes only.
[3]	Insert in Global Notes only.

Dated:

General Motors Financial Company, Inc.

By:
Name:	Susan B. Sheffield
Title:	Executive Vice President and Treasurer

This is one of the Global

Notes referred to in the

within-mentioned Indenture:

Dated:

Wells Fargo Bank, National Association,

as Trustee

By:
Name:	Patrick T. Giordano
Title:	Vice President

[Back of Note]

2.650% Senior Note due 2020

This Note is one of a duly authorized issue of Securities (the “Securities”) of General Motors Financial Company, Inc. (the “Company,” which term includes any successor Person under the Base Indenture hereinafter referred to), issued and issuable in one or more series under an Indenture, dated as of October 13, 2015 (the “Base Indenture”), between the Company and Wells Fargo Bank, National Association, as Trustee (the “Trustee,” which term includes any successor trustee under the Base Indenture), to which Base Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitation of rights, duties and immunities thereunder of the Company, AmeriCredit Financial Services, Inc., a Delaware corporation (the “Guarantor”), the Trustee and the Holders of the Securities issued thereunder and of the terms upon which said Securities are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof as 2.650% Senior Notes due 2020 (the “Notes”), which was issued under the Seventeenth Supplemental Indenture, dated as of April 13, 2017, to the Base Indenture (the “Supplemental Indenture”, together with the Base Indenture, and as supplemented by the first supplemental indenture thereto and the second supplemental indenture thereto, each dated as of October 13, 2015, among the Company, the Trustee and the Guarantor, as further supplemented by the third supplemental indenture thereto, dated as of November 24, 2015, among the Company, the Trustee and the Guarantor, as further supplemented by the fourth supplemental indenture thereto and the fifth supplemental indenture thereto, each dated as of March 1, 2016, among the Company, the Trustee and the Guarantor, as further supplemented by the sixth supplemental indenture thereto, the seventh supplemental indenture thereto and the eighth supplemental indenture thereto, each dated as of May 9, 2016, among the Company, the Trustee and the Guarantor, as further supplemented by the ninth supplemental indenture thereto, dated as of July 5, 2016, among the Company, the Trustee and the Guarantor, as further supplemented by the tenth supplemental indenture thereto, the eleventh supplemental indenture thereto and the twelfth supplemental indenture thereto, each dated as of October 6, 2016, among the Company, the Trustee and the Guarantor, as further supplemented by the thirteenth supplemental indenture thereto, the fourteenth supplemental indenture thereto and the fifteenth supplemental indenture thereto, each dated as of January 17, 2017, among the Company, the Trustee and the Guarantor, and as further supplemented by the sixteenth supplemental indenture thereto, dated as of April 13, 2017, among the Company, the Trustee and the Guarantor, the “Indenture”) and which is initially limited to $1,000,000,000 in principal amount. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Indenture.

1.    INTEREST. The Company promises to pay interest on the principal amount of this Note at 2.650% per annum from and including April 13, 2017 until maturity. The Company will pay interest semi-annually on April 13 and October 13 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from April 13, 2017; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a Record Date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be

October 13, 2017. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is 1% per annum in excess of the rate then in effect; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.    METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the Record Date on the next preceding the Interest Payment Date, even if such Notes are cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.08 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds will be made with respect to principal of and interest and premium on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to an account in the United States that are received by the Paying Agent no later than 10 Business Days prior to the payment date. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.    PAYING AGENT AND REGISTRAR. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4.    INDENTURE. The Company issued the Notes under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are general unsecured obligations of the Company and are not limited as to aggregate principal amount. The Notes, including any Additional Notes issued hereunder, shall contain the terms set forth herein and in the Indenture and shall constitute and be treated as one series of Notes for all purposes.

5.    OPTIONAL REDEMPTION. The Notes are subject to redemption as provided in Article 3 of the Indenture.

6.    MANDATORY REDEMPTION. The Company shall not be required to make mandatory redemption payments with respect to the Notes.

7.    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, it need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a Record Date and the corresponding Interest Payment Date.

8.    PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

9.    AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture or the Notes may be amended or supplemented as provided in Article 9 of the Base Indenture.

10.    DEFAULTS AND REMEDIES. The terms of Article 6 of the Base Indenture shall be applicable to the Notes.

11.    TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

12.    NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or shareholder of the Company, as such, shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

13.    AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

14.    ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

15.    CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

General Motors Financial Company, Inc.

801 Cherry Street, Suite 3500

Fort Worth, TX 76102

Attention: Chief Financial Officer

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS NOTE, THE GUARANTEE AND THE INDENTURE.

Assignment Form

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Signature Guarantee

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Note Custodian

SUBSIDIARY GUARANTEE

The Guarantor hereby unconditionally guarantees to each Holder of Notes authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the Obligations of the Company to the Holders or the Trustee under the Notes or under the Indenture, that: (a) the principal of, and premium and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption, repurchase or otherwise, and interest on overdue principal of interest on any Note, if any, if lawful and all other Obligations of the Company to the Holders or the Trustee under the Indenture or under the Notes shall be promptly paid in full or performed, all in accordance with the terms thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the same will be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed, for whatever reason, the Guarantor will obligated to pay the same immediately.

The Obligations of the Guarantor to the Holders of Notes and to the Trustee pursuant to this Subsidiary Guarantee and the Indenture are expressly set forth in Article 10 of the Indenture, and reference is hereby made to such Indenture for the precise terms of this Subsidiary Guarantee. The terms of Article 10 of the Indenture are incorporated herein by reference.

No director, officer, employee, incorporator or stockholder, as such, past, present or future, of the Guarantor shall have any personal liability under this Subsidiary Guarantee by reason of its status as such director, officer, employee, incorporator or stockholder.

This is a continuing Subsidiary Guarantee and shall remain in full force and effect and shall be binding upon the Guarantor and its respective successors and assigns to the extent set forth in the Indenture until full and final payment of all of the Company’s Obligations under the Notes and the Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders of Notes and, in the event of any transfer or assignment of rights by any Holder of Notes or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof.

In certain circumstances more fully described in the Indenture, any Guarantor may be released from its liability under this Subsidiary Guarantee, and any such release will be effective whether or not noted hereon.

This Subsidiary Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Subsidiary Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized officers.

For purposes hereof, the Guarantor’s liability will be that amount from time to time equal to the aggregate liability of the Guarantor hereunder, but shall be limited to the lesser of (i) the aggregate amount of the Obligations of the Company under the Notes and the Indenture and (ii) the amount, if any, which would not have (A) rendered the Guarantor “insolvent” (as such term is defined in the federal Bankruptcy Law and in the debtor and creditor law of the State of New York) or (B) left it with unreasonably small capital at the time its Subsidiary Guarantee of the Notes was entered into, after giving effect to the incurrence of existing Indebtedness immediately prior to such time; provided that, it shall be a presumption in any lawsuit or other proceeding in which the Guarantor is a party that the amount guaranteed pursuant to its Subsidiary Guarantee is the amount set forth in clause (i) above unless any creditor, or representative of creditors of the Guarantor, or debtor in possession or trustee in bankruptcy of the Guarantor, otherwise proves in such a lawsuit that the aggregate liability of the Guarantor is limited to the amount set forth in clause (ii). The Indenture provides that, in making any determination as to the solvency or sufficiency of capital of a Guarantor in accordance with the previous sentence, the right of such Guarantor to contribution from any other Guarantors and any other rights such Guarantor may have, contractual or otherwise, shall be taken into account.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUBSIDIARY GUARANTEE, THE INDENTURE AND THE NOTES.

Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

AmeriCredit Financial Services, Inc.

By:
Name:	Susan B. Sheffield
Title:	Executive Vice President and Treasurer